EXHIBIT 99.1

Access National Approved for $28 Million Investment Under the Small Business Lending Fund, Declines Participation

RESTON, Va.--(BUSINESS WIRE)--August 17, 2011--Access National Corporation (NASDAQ: ANCX) (the “Company”), holding company for Access National Bank, announced today that it has declined to participate in the U.S. Department of Treasury Small Business Lending Fund (the “Fund”).

The Company received approval from the U.S. Department of Treasury on July 19, 2011 for participation in the Small Business Lending Fund for an amount of up to $28 million.

President and CEO Michael Clarke commented, “Acceptance into the program was an acknowledgment of the Company’s financial strength. But after further evaluation of its requirements and our financial condition, we do not believe participation is beneficial to our Bank.” He continued, “Among the complexities of the program, our Bank would be penalized for being the dominant provider of SBA loans in our marketplace, the very business constituency the Fund was advertised to serve. Furthermore, we have adequate capital and resources to serve local business credit needs as evidenced by the 54% increase in our commercial loan business for the 12 month period ended June 30, 2011. Like TARP, for which we were also approved and declined to participate, the political sound bite at the outset created appeal, but the details are unattractive and potentially punitive for a company with the successful financial record of Access.”

On July 20, 2011, Access National reported its 44th consecutive quarter of profitability over its 46 quarters in business. The Company has consistently held a regulatory rating of “well capitalized” from its inception in 1999 and presently exceeds the well capitalized standard by a factor of 52%.

Access National Bank, a business focused nationally chartered bank, is a subsidiary of Access National Corporation, headquartered in Reston, Virginia with $713 million in assets reported as of 6/30/11. Additional information is available on our website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified by the use of words such as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Bank
Michael W. Clarke, President & CEO, 703-871-2100